                                                                      Exhibit 2


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                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                       among:

                                   RACOTEK, INC.,

                              a Delaware corporation;


                           QUICKSILVER ACQUISITION CORP.,
                             a California corporation;


                              QUICKSILVER GROUP, INC.
                             a California corporation;


                                        and


                          CERTAIN DESIGNATED SHAREHOLDERS



                              Dated as of July 6, 1998

                            ___________________________


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

                                 TABLE OF CONTENTS

                                                                          PAGE
1.   DESCRIPTION OF TRANSACTION...........................................  1

     1.1    Merger of QSG into Merger Sub.................................  1

     1.2    Effect of the Merger..........................................  1

     1.3    Closing; Effective Time.......................................  1

     1.4    Articles of Incorporation and Bylaws; Directors and Officers..  2

     1.5    Consideration.................................................  2

     1.6    Employee Stock Options........................................  3

     1.7    Warrants......................................................  3

     1.8    Closing of QSG's Transfer Books...............................  3

     1.9    Exchange of Certificates......................................  4

     1.10   Dissenting Shares.............................................  5

     1.11   Tax Consequences..............................................  6

     1.12   Accounting Treatment..........................................  6

     1.13   Escrow........................................................  6

     1.14   Further Action................................................  6

2.   REPRESENTATIONS AND WARRANTIES OF QSG AND EACH SHAREHOLDER...........  6

     2.1    Due Organization; No Subsidiaries; Etc........................  6

     2.2    Articles of Incorporation and Bylaws; Records.................  7

     2.3    Capitalization, Etc...........................................  7

     2.4    Financial Statements..........................................  8

     2.5    Absence of Changes............................................  9

     2.6    Title to Assets............................................... 11

     2.7    Bank Accounts; Receivables.................................... 11

     2.8    Equipment; Leasehold.......................................... 11

     2.9    Proprietary Assets............................................ 12

     2.10   Contracts..................................................... 13

     2.11   Liabilities................................................... 15

     2.12   Compliance with Legal Requirements............................ 15

     2.13   Governmental Authorizations................................... 15

     2.14   Tax Matters................................................... 15

     2.15   Employee and Labor Matters; Benefit Plans..................... 17

     2.16   Environmental Matters......................................... 19

     2.17   Insurance..................................................... 19

                                       i
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

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     2.18   Related Party Transactions.................................... 20

     2.19   Legal Proceedings; Orders..................................... 20

     2.20   Authority; Binding Nature of Agreement........................ 20

     2.21   Non-Contravention; Consents................................... 21

     2.22   Full Disclosure............................................... 22

     2.23   Brokers....................................................... 22

3.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
     SHAREHOLDERS......................................................... 22

     3.1    Requisite Power and Authority................................. 22

     3.2    Title to Shares............................................... 22

     3.3    No Violation, Conflict, Etc................................... 22

     3.4    No Injunctions, Orders, Etc................................... 23

4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............. 23

     4.1    SEC Filings; Financial Statements............................. 23

     4.2    Authority; Binding Nature of Agreement........................ 24

     4.3    Capitalization................................................ 24

     4.4    Valid Issuance................................................ 24

     4.5    No Material Adverse Change.................................... 24

     4.6    Form S-8 and S-3 Eligibility; Current Public Information...... 24

5.   COVENANTS OF QSG AND THE SHAREHOLDERS................................ 24

     5.1    Access and Investigation...................................... 24

     5.2    Conduct of QSG's Business..................................... 25

     5.3    Approval by QSG's Shareholders................................ 26

     5.4    Necessary Consents and Other Actions.......................... 27

     5.5    Notification; Updates to Disclosure Schedule.................. 27

     5.6    No Negotiation................................................ 27

     5.7    FIRPTA Matters................................................ 28

6.   ADDITIONAL COVENANTS OF THE PARTIES.................................. 28

     6.1    Filings and Consents.......................................... 28

     6.2    Agreement To Vote Shares...................................... 28

                                       ii
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

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     6.3    Confidentiality; Public Announcements......................... 29

     6.4    Stock Options................................................. 29

     6.5    Form S-8...................................................... 30

     6.6    Reservation of Shares......................................... 30

     6.7    Lock-Up Agreement............................................. 30

     6.8    Affiliate Agreements.......................................... 30

     6.9    Employment and Noncompetition Agreements...................... 30

     6.10   Release....................................................... 30

     6.11   Best Efforts.................................................. 30

     6.12   Continuity of Enterprise...................................... 31

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB......... 31

     7.1    Accuracy of Representations................................... 31

     7.2    Performance of Covenants...................................... 31

     7.3    Approval by the Shareholders.................................. 31

     7.4    Consents...................................................... 31

     7.5    No Material Adverse Change.................................... 31

     7.6    Certain Changes in QSG's Working Capital and Net Worth........ 31

     7.7    Agreements and Documents...................................... 31

     7.8    FIRPTA Compliance............................................. 33

     7.9    Legal Investment.............................................. 33

     7.10   Information Statement......................................... 33

     7.11   No Restraints................................................. 33

     7.12   No Legal Proceedings.......................................... 33

     7.13   Employees..................................................... 33

     7.14   Actions Satisfactory.......................................... 33

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF QSG AND THE SHAREHOLDERS...... 33

     8.1    Accuracy of Representations................................... 34

     8.2    Performance of Covenants...................................... 34

     8.3    Documents..................................................... 34

     8.4    No Restraints................................................. 34

                                       iii
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

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     8.5    No Legal Proceedings.......................................... 34

     8.6    Legal Investment.............................................. 34

     8.7    Board of Directors............................................ 35

     8.8    Actions Satisfactory.......................................... 35

     8.9    No Material Adverse Change.................................... 35

9.   INDEMNIFICATION, ETC................................................. 35

     9.1    Survival of Representations, Etc.............................. 35

     9.2    Indemnification by QSG and each Shareholder................... 36

     9.3    Satisfaction of Indemnification Claim......................... 36

     9.4    No Contribution............................................... 37

     9.5    Defense of Third Party Claims................................. 37

     9.6    Exercise of Remedies by Indemnitees Other Than Parent......... 37

10.  TERMINATION AND ABANDONMENT.......................................... 38

     10.1   Termination................................................... 38

     10.2   Procedure Upon Termination.................................... 38

     10.3   Effect of Termination......................................... 39

11.  REGISTRATION RIGHTS.................................................. 39

     11.1   Registration.................................................. 39

     11.2   Indemnification............................................... 40

     11.3   Current Public Information.................................... 42

     11.4   Termination of Registration Rights............................ 42

     11.5   Transferability of Registration Rights........................ 42

     11.6   Delay of Registration......................................... 42

12.  MISCELLANEOUS PROVISIONS............................................. 42

     12.1   Further Assurances............................................ 42

     12.2   Fees and Expenses............................................. 43

     12.3   Attorneys' Fees............................................... 43

     12.4   Notices....................................................... 43

     12.5   Time of the Essence........................................... 44

     12.6   Headings...................................................... 44

                                       iv
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

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     12.7   Counterparts.................................................. 44

     12.8   Governing Law................................................. 44

     12.9   Successors and Assigns........................................ 44

     12.10  Remedies Cumulative; Specific Performance..................... 44

     12.11  Waiver........................................................ 45

     12.12  Amendments.................................................... 45

     12.13  Severability.................................................. 45

     12.14  Parties in Interest........................................... 45

     12.15  Entire Agreement.............................................. 45

     12.16  Construction.................................................. 45

                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of July 6, 1998, by and among: RACOTEK, INC., a Delaware corporation ("Parent"); QUICKSILVER ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); QUICKSILVER GROUP, INC., a California corporation (the "QSG"); and CERTAIN SHAREHOLDERS OF QSG IDENTIFIED ON EXHIBIT B (each a "Shareholder" and collectively, the "Shareholders"). Certain other capitalized terms used in this Agreement are defined in EXHIBIT A.

                                  RECITALS

     A. Parent, Merger Sub and QSG intend to effect a merger of QSG with and into Merger Sub in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, QSG will cease to exist, and Merger Sub will be a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be accounted for as a purchase.

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and QSG.

     D. The Shareholders own a total of 2,038,694 shares of the Common Stock, no par value, of QSG ("QSG Common Stock"), which constitutes approximately 94% of the outstanding capital stock of the QSG.
Contemporaneously with the execution and delivery of this Agreement, each of Thomas W. Minick and Todd Fitzwater is executing and delivering to Parent a Voting Agreement and Irrevocable Proxy of even date herewith.

                                 AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

1.  DESCRIPTION OF TRANSACTION.

     1.1 MERGER OF QSG INTO MERGER SUB. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), QSG shall be merged with and into Merger Sub, and the separate existence of QSG shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo

                                       1.

Alto Square, Palo Alto, California 94036 at 9:00 a.m. within two (2) business days after satisfaction or waiver of all conditions set forth in Sections 7 and 8 (the "Closing Date"). Contemporaneously with the Closing, a properly executed agreement of merger conforming to the requirements of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with and accepted by the Secretary of State of the State of California the (the "Effective Time").

     1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and QSG prior to the Effective Time:

          (a) the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation;

          (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation;

          (c) the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

     1.5  CONSIDERATION.

          (a) Subject to Section 1.10 and 1.14, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, QSG or any shareholder of QSG, each share of QSG Common Stock outstanding on the Closing Date shall be converted into the right to receive
(i) the "Applicable Fraction" (as defined in Section 1.5(b)(i)) of a share of the common stock, par value $.01 per share, of Parent ("Parent Common Stock"); (ii) $0.2302 per share of QSG Common Stock to be paid in cash; and
(iii) $0.9943 per share of QSG Common Stock payable in Notes, in the form attached hereto as EXHIBIT C (the "Notes"). The consideration set forth in Sections 1.5(a)(ii) and 1.5(a)(iii) are referred to herein as the "Other Merger Consideration" and, together with the consideration set forth in
Section 1.5(a)(i), are referred to herein as the "Merger Consideration". The Other Merger Consideration shall be denominated in United States Dollars (US$) and shall be paid when due by check, wire transfer or other immediately available funds. For purposes of this Agreement:

               (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to Six Million Six Hundred Twenty-One Thousand Ninety-Six and 30/100 Dollars (6,621,096.30) and (B) having a denominator equal to the amount determined by multiplying (1) the QSG Share Amount (as defined in Section 1.5(b)(ii)) by (2) $2.8781.

               (ii) The "QSG Share Amount" shall be the aggregate number of shares of QSG Common Stock outstanding on the Closing Date, including such shares that are subject to a repurchase option or risk of forfeiture or other similar conditions under any restricted stock purchase agreement or other agreement.

          (b) If any shares of QSG Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other

                                       2.

condition (each a "Stock Restriction") under any applicable restricted stock purchase agreement or other agreement with QSG (a "Restricted Stock Agreement"), then the shares of Parent Common Stock issued in exchange for such shares of QSG Common Stock will also be unvested and subject to the Stock Restrictions; the repurchase price with respect to any shares of QSG Common Stock shall be appropriately adjusted; and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Notwithstanding the foregoing, to the extent that any shares of QSG Common Stock are subject to a Stock Restriction which, pursuant to the applicable Restricted Stock Agreement, terminates upon an initial public offering of QSG's Common Stock or upon QSG's Common Stock being publicly traded on an established securities market (A "Private Company Stock Restriction"), such Private Company Stock Restriction shall not apply to shares of Parent Common Stock issued in exchange for such QSG Common Stock.

     1.6 EMPLOYEE STOCK OPTIONS. On the Closing Date, each stock option issued by QSG that is then outstanding under QSG's 1997 Stock Option Plan for Key Employees, Consultants and Director (the "Option Plan"), whether vested or unvested (a "QSG Option"), shall be assumed by Parent in accordance with
Section 6.4 hereof.

     1.7 WARRANTS. On the Closing Date, the warrant issued by QSG to Petra Capital, LLC (the "QSG Warrant"), shall be cancelled and shall cease to be outstanding. All rights with respect to the securities underlying such QSG Warrant shall thereupon terminate and shall cease to be of any force and effect. On the Closing Date, the holder of such QSG Warrant shall be issued a warrant, in the form attached hereto as EXHIBIT D ("Parent Warrant"). The Parent Warrant issued pursuant to this Section 1.7 shall represent the right to receive the number of shares of Parent Common Stock equal to the number of shares of QSG Common Stock subject to such QSG Warrant on the Closing Date multiplied by 1.4849, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share). The per share exercise price under such Parent Warrant shall be the result of dividing the per share exercise price under such QSG Warrant by
1.4849 and rounding up to the nearest whole cent. Any restriction on the exercise of such QSG Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such QSG Warrant shall otherwise remain unchanged.

     1.8 CLOSING OF QSG'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of QSG's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of QSG, and the stock transfer books of QSG shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of QSG's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of QSG's capital stock (a "QSG Stock Certificate") is presented to the Surviving Corporation or Parent, such QSG Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

                                       3.

     1.9  EXCHANGE OF CERTIFICATES.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of QSG Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of QSG Stock Certificates in exchange for the Merger Consideration. Upon surrender of a QSG Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such QSG Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive of this Section 1, and QSG Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, and subject to Section 1.10 with respect to "dissenting shares," each QSG Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) and such Other Merger Consideration as contemplated by this Section 1. If any QSG Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any the Merger Consideration, require the owner of such lost, stolen or destroyed QSG Stock Certificate to provide an appropriate affidavit with respect to such QSG Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered QSG Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such QSG Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of QSG who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's QSG Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $2.8781.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of QSG pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of QSG for any shares of Parent Common Stock (or dividends

                                       4.

or distributions with respect thereto), or other Merger Consideration, or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

           (f) The shares of Parent Common Stock, Parent Warrants and Notes to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as "Restricted Securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited sets of circumstances. Each certificate evidencing shares of Parent Common Stock, each Parent Warrant and each Note to be issued pursuant to this Section 1 shall bear the following legend:

           "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

Parent may provide stop transfer instructions to its transfer agent and require compliance with the foregoing legend prior to any transfer of Parent Common Stock , Parent Warrant and Note to be issued pursuant to this Section 1.

          (g) The shares of Parent Common Stock issued or issuable to the Shareholders pursuant to this Section 1 shall be subject to a lock-up agreement in substantially the form attached as EXHIBIT G (the "Lock-Up Agreement").

     1.10  DISSENTING SHARES.

           (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of QSG that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Merger Consolidation in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.5(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect to such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Merger Consideration in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.5(c)).

                                       5.

           (b) QSG shall give Parent (i) prompt notice of any written demand received by QSG prior to the Effective Time to require QSG to purchase shares of capital stock of QSG pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to QSG prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. QSG shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be accounted for as a purchase.

     1.13 ESCROW. On the Effective Date, 10% of the shares of Parent Common Stock and warrants to purchase Parent Common Stock to be issued to the Shareholders in the Merger (the "Escrow Shares") shall be deposited with a Person selected by Parent and reasonably acceptable to the Shareholders (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and the Escrow Agreement of even date herewith and in the form of EXHIBIT E (the "Escrow Agreement"). The Escrow Fund shall be available to satisfy claims of indemnification by the Indemnitees as provided in Section 9 and shall be held pursuant to the terms and conditions of such Escrow Agreement.

     1.14 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent or Merger Sub to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and/or QSG, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub and/or in the name of QSG) to take such action.

2.  REPRESENTATIONS AND WARRANTIES OF QSG AND EACH SHAREHOLDER.

     QSG and each Shareholder, jointly and severally, represents and warrants as follows:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) QSG is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all QSG Contracts.

                                       6.

          (b) QSG has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "The Quicksilver Group, Inc."

          (c) QSG is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on QSG. QSG is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of QSG's board of directors, (ii) the name of the members of each committee of QSG's board of directors, and (iii) the names and titles of QSG's officers.

          (e) QSG does not own any controlling interest in any Entity and QSG has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. QSG has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. QSG has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. QSG has delivered or will deliver to Parent within five business days after the date of this Agreement accurate and complete copies of: (1) QSG's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of QSG; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of QSG and the board of directors of QSG. There have been no formal meetings or actions by written consent of the shareholders of QSG and the board of directors of QSG that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of QSG's articles of incorporation or bylaws, and QSG has not taken any action that is inconsistent in any material respect with any resolution adopted by QSG's shareholders and QSG's board of directors. The books of account, stock records, minute books and other records of QSG are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of QSG consists of 4,000,000 shares of QSG Common Stock, of which 2,171,567 shares (assuming exercise by Steven Stolle of his option to purchase 8,000 shares of QSG Common Stock) have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of QSG Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule accurately sets forth the name and address of each shareholder of QSG immediately prior to the Effective Time, the number of shares of QSG Common Stock held by such person, and provides an accurate and complete description of the terms of each repurchase option held

                                       7.

by QSG with respect to such shares and any other condition giving rise to a risk of forfeiture to which any of such shares are subject.

          (b) QSG has reserved 1,000,000 shares of QSG Common Stock for issuance under its Option Plan, of which options to purchase 631,700 shares are outstanding as of the date of this Agreement (assuming exercise by Steven Stolle of his option exercise to purchase 8,000 shares of QSG Common Stock). QSG has reserved 307,965 shares of QSG Common Stock for issuance in connection with the exercise of QSG Warrants. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each QSG Option or QSG Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such QSG Option or QSG Warrant; (ii) the total number of shares and class of QSG capital stock that are subject to such QSG Option or QSG Warrant and the number of shares of QSG capital stock with respect to which such QSG Option or QSG Warrant is immediately exercisable; (iii) the date on which such QSG Option or QSG Warrant was granted and the term of such QSG Option or QSG Warrant; (iv) the vesting schedule for such QSG Option or QSG Warrant; (v) the exercise price per share of QSG Common Stock purchasable under such QSG Option or QSG Warrant; and (vi) whether such QSG Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except for rights granted under this Agreement, QSG Options and QSG Warrants, there is no: (i) outstanding subscription, option, call, put, warrant or right (whether or not currently exercisable) to acquire from QSG any shares of its capital stock or other securities; (ii) stock option plan, employee stock purchase plan, stock issuance plan or other similar plan of QSG; (iii) outstanding security, instrument, obligation or right (including any stock appreciation right or right to acquire any shares of capital stock of QSG pursuant to any plan, security or right listed in clause (i) or (ii) above) that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of QSG; (iv) Contract under which QSG is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the Knowledge of QSG and the Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from QSG any shares of capital stock or other securities of QSG.

          (c) All outstanding shares of QSG Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable QSG Contracts.

          (d) Except as set forth in Part 2.3 of the Disclosure Schedule, QSG has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of QSG. All securities so reacquired by QSG were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  FINANCIAL STATEMENTS.

          (a) QSG has delivered to Parent the following financial statements and notes (collectively, the "QSG Financial Statements"):

                                       8.

               (i) the audited balance sheet of QSG as of December 31, 1997 (the "Balance Sheet Date") and December 31, 1996, and the related audited income statement, statement of shareholders' equity and statement of cash flows of QSG for the year then ended, together with the notes thereto and the unqualified report and opinion of Shilling and Kenyon relating thereto; and

               (ii) the unaudited balance sheet of QSG (the "Unaudited Interim Balance Sheet") as of June 30, 1998 (the "Statement Date"), and the related unaudited income statement, statement of shareholders' equity and statement of cash flows of QSG for the six months then ended.

          (b) The QSG Financial Statements are accurate and complete in all material respects and present fairly the financial position of QSG as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of QSG for the periods covered thereby. The QSG Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes or statements of cash flows and are subject to normal and recurring year-end audit adjustments).

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since the Balance Sheet Date:

          (a) there has not been any material adverse change in QSG's business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on QSG;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of QSG's assets (whether or not covered by insurance);

          (c) QSG has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) QSG has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) QSG has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Option Plan, (ii) any provision of any agreement evidencing any outstanding QSG Option or QSG Warrant, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to QSG's articles of incorporation or bylaws, and QSG has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                                       9.

          (g) QSG has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) QSG has not made any capital expenditure which, when added to all other capital expenditures made on behalf of QSG since the Balance Sheet Date, exceeds $10,000;

          (i) QSG has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)) or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

          (j) QSG has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with QSG's past practices;

          (k) QSG has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) QSG has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of assets made in the ordinary course of business and consistent with QSG's past practices;

          (m) QSG has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) QSG has not (i) established or adopted any equity incentive, stock option, stock purchase, stock bonus, stock appreciation right or similar plan, or established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iii) entered into new employment agreements or modified existing employment agreements or (iv) hired any new employee;

          (o) QSG has not changed any of its methods of accounting or accounting practices in any respect;

          (p)  QSG has not made any Tax election;

          (q)  QSG has not commenced or settled any Legal Proceeding;

          (r) QSG has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

                                       10.

          (s) QSG has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  TITLE TO ASSETS.

          (a) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of QSG and owned by it as of the date hereof. None of the assets set forth in Part 2.6 of this Disclosure Schedule has been disposed of. Except as set forth in Part 2.6 of the Disclosure Schedule, QSG owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of QSG's rights under the Contracts identified in
Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in QSG's books and records as being owned by QSG. Except as set forth in Part
2.6 of the Disclosure Schedule, all of said assets are owned by QSG free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of QSG.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of QSG and that are being leased or licensed to QSG.

     2.7  BANK ACCOUNTS; RECEIVABLES.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of QSG at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of QSG as of the Statement Date. All existing accounts receivable of QSG (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of QSG arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate).

     2.8  EQUIPMENT; LEASEHOLD.

          (a) All material items of equipment and other tangible assets owned by or leased to QSG are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of QSG's business in the manner in which such business is currently being conducted.

                                       11.

          (b) QSG does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each QSG Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other QSG Proprietary Assets owned by QSG. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to QSG by any Person and identifies the license agreement under which such Proprietary Asset is being licensed to QSG. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, QSG has good, valid and marketable title to all of QSG Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, QSG is not obligated to make any payment to any Person for the use of any QSG Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, QSG has not developed jointly with any other Person any QSG Proprietary Asset with respect to which such other Person has any rights.

          (b) QSG has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all QSG Proprietary Assets (except QSG Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all QSG Proprietary Assets.

          (c) None of QSG Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person, including, without limitation, any former employers of the Shareholder. QSG is not infringing, misappropriating or making any unlawful use of, and QSG has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of QSG and the Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any QSG Proprietary Asset.

          (d) Each QSG Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of QSG, and there has not been any claim by any customer or other Person alleging that any QSG Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by QSG to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation, warranty or statement made or provided by or on behalf of QSG, and, to the Knowledge of QSG and the Shareholder, there is no basis for any such claim.

                                       12.

           (e) QSG Proprietary Assets constitute all the Proprietary Assets necessary to enable QSG to conduct its business in the manner in which such business has been and is being conducted. Except as set forth on Part 2.9(e) of the Disclosure Schedule, QSG has not (i) licensed any of QSG Proprietary Assets to any Person on an exclusive basis or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

           (f) All current and former employees of QSG have executed and delivered to QSG an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is identical in all material respects to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent; and, all current and former consultants and independent contractors to QSG have executed and delivered to QSG an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is identical in all material respects to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

     2.10  CONTRACTS.

           (a)  Part 2.10(a) of the Disclosure Schedule identifies:

               (i) each QSG Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each QSG Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) each QSG Contract imposing any restriction on QSG's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (iv) each QSG Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each QSG Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each QSG Contract relating to the creation of any Encumbrance with respect to any asset of QSG;

               (vii) each QSG Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each QSG Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                                       13.

               (ix) each QSG Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each QSG Contract constituting or relating to a Government Contract or Government Bid;

               (xi) any other QSG Contract that was entered into outside the ordinary course of business or was inconsistent with QSG's past practices;

               (xii) any other QSG Contract that has a term of more than 60 days and that may not be terminated by QSG (without penalty) within 60 days after the delivery of a termination notice by QSG; and

               (xiii) any other active QSG Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) QSG has delivered to Parent accurate and complete copies of all Material Contracts, including all amendments thereto. Part 2.10(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable by QSG in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in part 2.10 of the Disclosure Schedule

               (i) QSG has not violated or breached, or committed any default under, any Material Contract, and to QSG's and the Shareholder's Knowledge no other Person has violated or breached, or committed any default under, any Material Contract;

               (ii) no event has occurred, and to QSG's and the Shareholders' Knowledge no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
(A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

               (iii) QSG has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

                                       14.

               (iv) QSG has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to QSG under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable QSG to conduct its business in the manner in which its business is currently being conducted.

     2.11 LIABILITIES. QSG has no accrued, and no contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by QSG since the Statement Date in the ordinary course of business and consistent with QSG's past practices; (c) liabilities under Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. QSG is, and has at all times since its formation been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on QSG. Except as set forth in Part 2.12 of the Disclosure Schedule, QSG has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by QSG, and QSG has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable QSG to conduct its business in the manner in which its business is currently being conducted. QSG is, and at all times since its formation has been, in compliance with all material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. QSG has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14  TAX MATTERS.

           (a) All Tax Returns required to be filed by or on behalf of QSG with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the

                                       15.

"QSG Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on QSG Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. QSG has delivered to Parent accurate and complete copies of all QSG Returns filed by QSG which have been requested by Parent.

           (b) QSG Financial Statements fully accrue all actual and reasonably anticipated contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. QSG will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Statement Date through the Closing Date, and Part 2.14(b) of the Disclosure Schedule sets forth the estimated dollar amount of such reserves as of the Closing Date.

           (c) No QSG Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any QSG Return. QSG has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which QSG has access) relating to QSG Returns. No extension or waiver of the limitation period applicable to any of QSG Returns has been granted (by QSG or any other Person), and no such extension or waiver has been requested from QSG.

           (d) No claim or Proceeding is pending or has been threatened against or with respect to QSG in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by QSG with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by QSG and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of QSG except liens for current Taxes not yet due and payable. QSG has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. QSG has not been, and QSG will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

           (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of QSG that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. QSG is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

                                       16.

     2.15  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

           (a) Part 2.15(a) of the Disclosure Schedule identifies each incentive compensation, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by QSG for the benefit of any employee of QSG ("Employee"), except for Plans which would not require QSG to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

           (b) QSG does not maintain, sponsor or contribute to, and, to the Knowledge of QSG and the Shareholder, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

           (c) QSG maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

           (d)  With respect to each Plan, QSG has delivered to Parent:

                (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two (2) years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material
Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                                       17.

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

           (e) QSG is not required to be, and, to the Knowledge of QSG and the Shareholder, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b),
(c), (m) or (o) of the Code. QSG has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the Knowledge of QSG and the Shareholder, QSG has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

           (f) QSG does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

           (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

           (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

           (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

           (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither of QSG or the Shareholder has Knowledge of any reason why any such determination letter should be revoked.

           (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of QSG (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

           (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of QSG as of the date of this Agreement, and correctly reflects, in all material

                                       18.

respects, their dates of employment and their positions. QSG is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Pursuant to California law, all of QSG's employees are "at will" employees.

           (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

           (n) QSG is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

           (o) Based on a reasonable and good faith inquiry or investigation, neither QSG nor the Shareholders have Knowledge that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on QSG's labor relations, or (ii) any of QSG's employees intends to terminate his or her employment with QSG.

     2.16 ENVIRONMENTAL MATTERS. QSG is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by QSG of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. QSG has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that QSG is not in compliance with any Environmental Law, and, to the Knowledge of QSG and the Shareholders, there are no circumstances that may prevent or interfere with QSG's compliance with any Environmental Law in the future. To the Knowledge of QSG and the Shareholders, no current or prior owner of any property leased or controlled by QSG has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or QSG is not in compliance with any Environmental Law. All Governmental Authorizations currently held by QSG pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of QSG and identifies any material claims made thereunder, and QSG has delivered to Parent accurate and complete copies of the insurance policies identified in
Part 2.17 of the Disclosure Schedule.  Each of the insurance policies

                                       19.

identified in Part 2.17 of the Disclosure Schedule is in full force and effect. QSG has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of QSG; (b) no Related Party is, or has at any time since January 1, 1996 been, indebted to QSG; (c) no Related Party has entered into, or has had any direct or indirect (other than as a shareholder of QSG) financial interest in, any Material Contract, transaction or business dealing involving QSG; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with QSG; and (e) no Related Party has any claim or right against QSG (other than rights as a shareholder, director or officer of QSG and rights to receive compensation for services performed as an employee of QSG). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) either Shareholder; (ii) each individual who is, or who has at any time been, an officer of QSG; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than QSG) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19  LEGAL PROCEEDINGS; ORDERS.

           (a) There is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves QSG or any of the assets owned or used by QSG or any Person whose liability QSG has assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. No event has occurred, no claim has been made, and to QSG's and the Shareholders' Knowledge no dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to the commencement of any such Legal Proceeding.

           (b) Part 2.19(b) of the Disclosure Schedule describes each Legal Proceeding that has ever been commenced by or has ever been pending against QSG.

           (c) There is no order, writ, injunction, judgment or decree to which QSG, or any of the assets owned or used by QSG, is subject. The Shareholder is not subject to any order, writ, injunction, judgment or decree that relates to QSG's business or to any of the assets owned or used by QSG. No officer or other employee of QSG is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to QSG's business.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. QSG has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution,

                                       20.

delivery and performance by QSG of this Agreement have been duly authorized by all necessary action on the part of QSG and its board of directors. This Agreement constitutes the legal, valid and binding obligation of QSG, enforceable against QSG in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and, (iii) with respect to the consummation of the Merger, the approval of this Agreement and the Merger by the shareholders of QSG in accordance with the California General Corporation Law and QSG's articles of incorporation.

     2.21 NON-CONTRAVENTION; CONSENTS. Subject, with respect to the consummation of the Merger, to the approval of this Agreement and the Merger by the shareholders of QSG in accordance with the California General Corporation Law and QSG's articles of incorporation, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of QSG's articles of incorporation or bylaws, or (ii) any resolution adopted by QSG's shareholders or QSG's board of directors;

           (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which QSG, or any of the assets owned or used by QSG, is subject;

           (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by QSG or that otherwise relates to QSG's business or to any of the assets owned or used by QSG;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

           (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by QSG (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of QSG).

Except as otherwise provided in this Agreement, QSG is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                                       21.

     2.22 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificates (as defined in Section 7.5(m) below) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.23 BROKERS. QSG has not become obligated to pay, nor has QSG taken any action that might result in any Person claiming to be entitled to received, any brokerage commission, finders fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

3.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS.

     Each Shareholder hereby, severally and not jointly, represents, warrants and covenants as follows (such representations and warranties do not lessen or obviate the representations and warranties of QSG and the Shareholders set forth in Section 2 of this Agreement).

     3.1 REQUISITE POWER AND AUTHORITY. Such Shareholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on such Shareholder's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of such Shareholder, enforceable in accordance with its terms.

     3.2 TITLE TO SHARES. Such Shareholder is the beneficial and record owner of that number of shares of QSG Common Stock as is set forth opposite such Shareholder's name on EXHIBIT B and has good and marketable title to such shares of QSG Common Stock, free and clear of any Encumbrances. Such Shareholder has the legal right to sell and deliver such shares of QSG Common Stock pursuant to this Agreement. The shares of QSG Common Stock being exchanged in connection with the Merger by the Shareholders at the Closing include all of the shares of QSG Common Stock owned beneficially or of record by such Shareholder, and each such Shareholder owns no other securities of QSG. Except for this Agreement and as set forth in Part 3.2 of the Disclosure Schedule, the shares of QSG Common Stock exchanged in connection with the Merger by such Shareholder are not subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares. Except as set forth in Part 3.2 of the Disclosure Schedule, such Shareholder has not issued (and is not committed to issue) any option, warrant or other right to subscribe for or purchase any capital stock of QSG or securities convertible into or exchangeable for any capital stock of QSG.

     3.3 NO VIOLATION, CONFLICT, ETC. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by such Shareholder does not and will not violate, conflict with, result in a breach of, or constitute a default or result in or permit

                                       22.

any acceleration of any obligation under (i) any law, ordinance or governmental rule or regulation to which such Shareholder is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such Shareholder, or (iii) any mortgage, indenture, agreement, contract, commitment, lease, license, or other instrument or document, oral or written, to which such Shareholder is a party, or by which any of the shares of QSG Common Stock of such Shareholder may be bound, except where a waiver with respect hereto has been or will, prior to the Closing, be obtained or except for such violation, default or conflict that could not reasonably be expected to materially affect the ability of either Shareholder to consummate the transactions provided for in this Agreement.

     3.4 NO INJUNCTIONS, ORDERS, ETC. There is no injunction, order or decree of any court or administrative agency or any action or proceeding pending or, to such Shareholder's Knowledge, threatened against such Shareholder to restrain or prohibit the consummation of the transactions contemplated hereby.

4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     Parent and Merger Sub jointly and severally represent to QSG and each of the Shareholders as follows:

     4.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered to QSG accurate and complete copies (excluding copies of exhibits) of each report, registration statement (including such registration statements on Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1998 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in magnitude; and (iii) fairly present the financial position of Parent as of the respective dates thereof and the results of operations of Parent for the periods covered thereby.

                                       23.

     4.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock, Notes and Parent Warrant in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 CAPITALIZATION. The authorized capital stock of Parent consists of 35,000,000 shares of Common Stock, of which 25,079,857 shares have been issued and are outstanding as of June 30, 1998. The authorized capital stock of Merger Sub consists of 4,000,000 shares of Common Stock, of which 1,000 shares have been issued and outstanding as of the date of this Agreement.
All outstanding shares of Common Stock of Parent and Merger Sub have been duly authorized, validly issued and are fully paid and nonassessable.

     4.4 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The Parent Common Stock to be issued upon conversion of the Notes and upon exercise of the Warrants will, when issued in accordance with the provisions hereof, be validly issued, fully paid and nonassessable.

     4.5 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent Parent SEC Filing, there has not been any material adverse change in Parent's business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Parent.

     4.6 FORM S-8 AND S-3 ELIGIBILITY; CURRENT PUBLIC INFORMATION. Parent is eligible to register shares of Parent Common Stock for resale on Form S-3 under the Securities Act, and to register shares of Parent Common Stock for issuance pursuant to Parent's employee and consultant stock plans on Form S-8 under the Securities Act. Parent is currently in compliance with the "current public information" requirements set forth in Rule 144(c) under the Securities Act.

5.  COVENANTS OF QSG AND THE SHAREHOLDERS.

     5.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), QSG shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to QSG's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers

                                       24.

and other documents and information relating to QSG; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to QSG, and with such additional financial, operating and other data and information regarding QSG, as Parent may reasonably request.

     5.2 CONDUCT OF QSG'S BUSINESS. During the Pre-Closing Period, QSG will conduct, and each Shareholder will cause QSG to conduct, its business and affairs only in the ordinary course, consistent in all material respects with prior practice. Without limiting the generality of the foregoing, during the Pre-Closing Period, QSG will not, and each Shareholder will cause QSG not to, without Parent's prior written approval or except as expressly provided for in this Agreement:

          (a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that QSG may repurchase QSG Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

          (b) sell, grant, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that QSG shall be permitted (x) to issue QSG Common Stock to employees upon the exercise of outstanding QSG Options and (y) to issue QSG Common Stock upon the exercise of outstanding QSG Warrants);

          (c) amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any agreement evidencing any outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from QSG any shares of the capital stock or other securities of QSG or (ii) any provision of any restricted stock purchase agreement;

          (d) amend or permit the adoption of any amendment to QSG's articles of incorporation or bylaws, or effect or permit QSG to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (e) form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (f) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of QSG during the Pre-Closing Period, do not exceed $20,000 per month;

          (g) (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (h) (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person,

                                       25.

or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by QSG pursuant to Contracts that are not Material Contracts;

          (i) (i) lend money to any Person (except that QSG may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

          (j) (i) establish, adopt or amend any equity incentive, stock option, stock purchase, stock bonus, stock appreciation right or similar plan, or established or adopted any employee benefit plan (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration (other than bonuses, profit-sharing and salary increases approved prior to the date of this Agreement and specifically disclosed in Section 2.5(n) of the Disclosure Schedule) payable to, any of its directors, officers or employees, (iii) enter into new employment agreements or modify existing employment agreements, or (iv) hire any new employee whose aggregate annual compensation is expected to exceed $75,000;

          (k) change any of its methods of accounting or accounting practices in any material respect;

          (l)  make any Tax election;

          (m)  commence or settle any material Legal Proceeding;

          (n) agree or commit to take any of the actions described in clauses "(a)" through "(m)" above.

     QSG agrees to use its best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

     5.3 APPROVAL BY QSG'S SHAREHOLDERS. QSG shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, promptly following the execution of this Agreement, call and hold a regular or special meeting of QSG's shareholders or solicit the written consent of QSG's shareholders for the purpose of (a) permitting QSG's shareholders to consider and vote upon this Agreement and the Merger, (b) obtaining all requisite shareholder approval of this Agreement and the transactions contemplated hereby including the Merger. QSG shall take all necessary or appropriate actions to cause this Agreement and the Merger to be duly submitted to such shareholders for approval in accordance with the California General Corporation Law. Parent and its counsel shall be provided a reasonable opportunity to review and comment on any proxy statement or other solicitation materials (including any information statement prepared and delivered to QSG's shareholders pursuant to Regulation D under the Securities Act), if any, to be sent to the Shareholders prior to the Closing.

                                       26.

     5.4 NECESSARY CONSENTS AND OTHER ACTIONS. Prior to the Closing, QSG will use its reasonable best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on QSG's business after the Closing.

     5.5  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, QSG shall promptly notify Parent in writing of:

               (i) the discovery by QSG of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by QSG or the Shareholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by QSG or the Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of QSG or the Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the covenants or conditions set forth in Section 6 or Section 7 impossible or unlikely.

               (v) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.5(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then QSG shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by QSG or the Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     5.6 NO NEGOTIATION. During the Pre-Closing Period, neither QSG nor the Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                                       27.

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

QSG shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by QSG or the Shareholders during the Pre-Closing Period.

     5.7 FIRPTA MATTERS. At the Closing, (a) QSG shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) QSG shall deliver to the Internal Revenue Service, if applicable, the notification required under Section 1.897
- 2(h)(2) of the United States Treasury Regulations.

6.  ADDITIONAL COVENANTS OF THE PARTIES.

     6.1 FILINGS AND CONSENTS. From and after the date hereof and prior to the Closing, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each Party shall (upon request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

     6.2 AGREEMENT TO VOTE SHARES. In consideration of Parent, QSG and Merger Sub taking further actions necessary to effect the Merger, each of Thomas W. Minick and Todd Fitzwater hereby agrees, intending to be bound hereby, to vote all of his or her shares of QSG Common Stock, pursuant to the terms and conditions of the Voting Agreement and Irrevocable Proxy in the form of EXHIBIT P, in favor of the Merger on terms substantially as set forth in this Agreement, as modified in any manner that may be necessary to preserve the essential features of the transaction. In addition, each Shareholder further agrees to take all such other actions and to execute such documents as may be reasonably necessary to effect the Merger and the transactions contemplated herein, including without limitation, execution of any documents or certificates that may be reasonably required to preserve desired tax and accounting treatment and to ensure compliance with applicable federal and state securities laws. Each Shareholder understands that in reliance on the foregoing agreements, Parent, QSG and Merger Sub have executed this Agreement and will proceed to take other actions that will involve considerable expense to such companies.

                                       28.

     6.3  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.

          (a) QSG, its Board of Directors and each Shareholder will hold in confidence all discussions and negotiations with Parent relating to the acquisition of the assets or any equity interest in QSG by Parent except for disclosure of such discussions and negotiations to its employees, customers and suppliers, legal counsel, accountants and other advisors necessary in connection with such acquisition and except for such disclosure as may be necessary pursuant to applicable securities laws or as may be required of, or advisable for, QSG's officers and directors to make in the exercise of their fiduciary duties, as advised by QSG's counsel. In addition, from the date of this Agreement until the Closing Date, QSG, each Shareholder and their respective representatives will hold in confidence and not use any information obtained from Parent that is not publicly available except for disclosures of such information to sources of financing necessary in connection with this Agreement, which disclosures shall only be made subject to a reasonable form of confidentiality agreement customary in the industry. In the event that this Agreement is terminated, all information obtained by QSG, each Shareholder and their respective Representatives from Parent that is not publicly available will be returned to Parent and will continue to be kept in confidence and not used by QSG, each Shareholder and their respective Representatives; and all information obtained by Parent and Merger Sub and their respective Representatives from QSG and each Shareholder that is not publicly available will be returned to QSG and each Shareholder, respectively, and will continue to be kept in confidence and not used by Parent and Merger Sub and their respective Representatives.

          (b) None of Parent, QSG or each Shareholder shall (and each of them shall not permit any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other parties' prior written consent.

     6.4  STOCK OPTIONS.

          (a) At the Effective Time, all rights with respect to QSG Common Stock under each QSG Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such QSG Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each QSG Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such QSG Option shall be equal to the number of shares of QSG Common Stock subject to such QSG Option immediately prior to the Effective Time multiplied by the 1.4849, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such QSG Option shall be adjusted by dividing the per share exercise price under such QSG Option by the 1.4849 and rounding up to the nearest cent and (iv) any restriction on the exercise of any such QSG Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such QSG Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each QSG Option assumed by Parent in accordance with this
Section 6.4 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse

                                       29.

stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. It is the intention of the parties that QSG Options assumed by Purchaser qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such QSG Options qualified as incentive stock options immediately prior to the Effective Date.

          (b) Promptly following the Effective Date, Parent will issue to each holder of an assumed or replaced QSG Option a document evidencing the foregoing assumption or replacement of such QSG Option by Parent.

     6.5 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed QSG Options, as soon as reasonably practical after the Effective Time, and in no event less than thirty (30) days after the Effective Time.

     6.6 RESERVATION OF SHARES. Parent agrees to reserve a sufficient number of shares of its Common Stock to consummate the transactions contemplated hereby.

     6.7 LOCK-UP AGREEMENT. Each Shareholder shall execute and deliver to Parent, and QSG shall use all commercially reasonable efforts to cause such persons to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, the Lock-Up Agreement in the form of EXHIBIT G.

     6.8 AFFILIATE AGREEMENTS. Each Person identified on EXHIBIT F-1 shall execute and deliver to Parent, and QSG shall use all commercially reasonable efforts to cause each Person identified on EXHIBIT F-1 (and any other Person that could reasonably be deemed to be an "affiliate" of QSG for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of EXHIBIT F-2.

     6.9 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. At or prior to the Closing, the persons identified on EXHIBIT H shall execute and deliver to Parent an Employment Agreement in the form of EXHIBIT I and a Noncompetition Agreement in the form of EXHIBIT J. QSG shall use its best efforts to cause each of the individuals identified on EXHIBIT H to execute and deliver to QSG and Parent, at the Closing, an Employment Agreement in the form of EXHIBIT I and a Noncompetition Agreement in the form of EXHIBIT J.

     6.10 RELEASE. At the Closing, each shareholder of QSG and each holder of a QSG Option and QSG Warrant shall execute and deliver to Parent and QSG shall use all commercially reasonable efforts to cause such persons to execute and deliver to Parent, a Release in the form of EXHIBIT K.

     6.11 BEST EFFORTS. During the Pre-Closing Period, (a) QSG and each Shareholder shall use their best efforts to cause the conditions set forth in
Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

                                       30.

     6.12 CONTINUITY OF ENTERPRISE. After the Closing Date, Parent agrees to conduct its business so as to satisfy the "continuity of enterprise" requirements described in Reg. Section 1.368-1(d)(1) and its successor regulations under the Code, to the extent required to satisfy the requirements for a reorganization under Section 368(a)(1)(A) of the Code.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by QSG and the Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that QSG and each Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 APPROVAL BY THE SHAREHOLDERS. The terms of the Merger shall have been duly approved by the affirmative vote of 100% of the outstanding shares of capital stock of QSG entitled to vote with respect thereto.

     7.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition, operations, financial performance or prospects of QSG since the date of this Agreement.

     7.6 CERTAIN CHANGES IN QSG'S WORKING CAPITAL AND NET WORTH. QSG's working capital shall not have decreased by more than One Hundred Thousand Dollars ($100,000) from the amount at the end of April 1998 stated in the financial statement dated May 12, 1998, and provided to Parent; QSG's net worth as of the end of the month preceding the Closing, as indicated on its unaudited financial statements for such month and the period then ended, shall not have decreased below zero.

     7.7 AGREEMENTS AND DOCUMENTS. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

                                       31.

          (a) Escrow Agreement in the form of EXHIBIT E, executed by Parent, QSG and the Agent;

          (b) Affiliate Agreements in the form of EXHIBIT F-2, executed by the Persons identified on EXHIBIT F-1 and by any other Person who could reasonably be deemed to be an "affiliate" of QSG for purposes of the Securities Act;

          (c) Lock-Up Agreements in the form of EXHIBIT G, executed by each Shareholder;

          (d) Employment Agreements in the form of EXHIBIT I, executed by the individuals identified on EXHIBIT H;

          (e) Noncompetition Agreements, in the form of EXHIBIT J, executed by the individuals identified on EXHIBIT H;

          (f) Parent shall have received an Investment Representation and Appointment of Agent Letter in the form attached hereto as EXHIBIT L executed by each shareholder of QSG and each holder of a QSG Option and QSG Warrant (excluding Petra Capital, LLC);

          (g) a Release, in the form of EXHIBIT K, executed by each shareholder of QSG and each holder of a QSG Option and QSG Warrant (excluding Petra Capital, LLC);

          (h) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of QSG and by all consultants and independent contractors to QSG who have not already signed such agreements;

          (i) the statement referred to in Section 5.7, if applicable, executed by QSG;

          (j) a legal opinion of Thoits, Love, Hershberger & McLean, counsel to QSG dated as of the Closing Date, in the form of EXHIBIT M;

          (k) a certificate executed by the President and Chief Financial Officer of QSG to the effect that each of the representations and warranties set forth in Section 2 is accurate in all material respects Closing (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 have been duly satisfied;

          (l) a certificate executed by the Secretary of QSG dated as of the Closing Date, certifying as to the following matters: (i) the adoption of resolutions by QSG's board of directors and shareholders approving the transactions contemplated by this Agreement; (ii) the articles of incorporation of QSG; (iii) the bylaws of QSG; (iv) the incumbency of officers of QSG who are signatories to this Agreement or any of the exhibits to this agreement; and (v) such other matters as Parent may reasonably request;

                                       32.

          (m) a certificate executed by each Shareholder to the effect that each of the representations and warranties set forth in Sections 2 and 3 is accurate as of the Closing Date as if made on the Closing Date (together with the certificates required by Sections 7.5(k) and 7.5(l) hereof, the "Closing Certificates");

          (n) written resignations of all directors of QSG, effective as of the Effective Time; and

          (o) documentation satisfactory to Parent and its counsel demonstrating the cancellation and/or conversion of any warrants issuable to Silicon Valley Bank (including the terms thereof) as set forth in Section 1.7 hereof.

     7.8 FIRPTA COMPLIANCE. QSG shall have filed with the Internal Revenue Service the notification referred to in Section 5.7, if applicable.

     7.9 LEGAL INVESTMENT. On the Closing Date, the issuance of the shares of Parent Common Stock to the Shareholders shall be legally permitted by all laws and regulations to which the Shareholders, QSG and Parent are subject.

     7.10 INFORMATION STATEMENT. Each shareholder of QSG and each holder of a QSG Option and QSG Warrant shall have received and read QSG's information statement setting forth certain information pursuant to Regulation D of the Securities Act.

     7.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.12 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of the Shares.

     7.13 EMPLOYEES. All of the individuals identified on EXHIBIT N shall have agreed to become employees of Parent or shall not have ceased to be employed by, or expressed an intention to terminate their employment with, QSG.

     7.14 ACTIONS SATISFACTORY. All actions and proceeding taken in connection with the transactions contemplated by this Agreement, and all documents relating to the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to Parent and its counsel.

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF QSG AND THE SHAREHOLDERS.

     The obligations of QSG and each Shareholder to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or

                                       33.

prior to the Closing, of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing.

     8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     8.3  DOCUMENTS.  QSG shall have received the following documents:

          (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of EXHIBIT O;

          (b) an Escrow Agreement in the form of EXHIBIT E, executed by Parent, QSG and the Agent (the "Escrow Agreement");

          (c) copies of executed warrants to purchase Parent Common Stock issued to each holder of QSG Warrants pursuant to Section 1.8;

          (d) a certificate executed by the President and Chief Financial Officer of Parent to the effect that each of the representations and warranties set forth in Section 4 is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

          (e) a certificate executed by the Secretary of Parent dated as of the Closing Date, certifying as to the following matters: (i) the adoption of resolutions by Parent's board of directors approving the transactions contemplated by this Agreement; (ii) the Certificate of Incorporation of Parent; (iii) the bylaws of Parent; (iv) the incumbency of officers of Parent who are signatories to this Agreement or any of the exhibits to this Agreement; and such other matters as QSG may reasonably request.

     8.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     8.5 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of the Shares.

     8.6 LEGAL INVESTMENT. On the Closing Date, the issuance of the shares of Parent Common Stock to the shareholders of QSG shall be legally permitted by all laws and regulations to which the shareholders of QSG, QSG and Parent are subject.

                                       34.

     8.7 BOARD OF DIRECTORS. Parent shall have caused the appointment of Thomas W. Minick to Parent's Board of Directors.

     8.8 ACTIONS SATISFACTORY. All actions and proceeding taken in connection with the transactions contemplated by this Agreement, and all documents relating to the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to QSG and its counsel.

     8.9 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition, operations, financial performance or prospects of Parent since the date of this Agreement.

9.  INDEMNIFICATION, ETC.

     9.1  SURVIVAL OF REPRESENTATIONS, ETC.

          (a) The representations and warranties made by QSG and each Shareholder (including the representations and warranties set forth in Section 2 and 3 and the representations and warranties set forth in the Closing Certificates) shall survive the Closing and shall survive and remain in full force and effect until the earlier of (i) March 31, 1999, and (ii) the date on which Parent files its 1998 annual report on Form 10-K with the SEC for the fiscal year ending December 31, 1998 (except for Sections 2.14 and 2.16, which each shall survive until the expiration of their respective statutes of limitations and except for Section 3.2, which shall survive for an unlimited period of time); PROVIDED, HOWEVER, that if, at any time prior to the expiration of the applicable survival period, any Indemnitee (acting in good faith) delivers to the QSG or such Shareholder a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by QSG or such Shareholder (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable survival period until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub in Section 4 shall survive until the later of (i) 30 days after the date of filing of Parent's Form 10-K for the year ended December 31, 1998 and (ii) April 30, 1999; PROVIDED, HOWEVER, that if, at any time prior to the expiration of such survival period, the Shareholders (acting in good faith) deliver to the Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent (and setting forth in reasonable detail the basis for the Shareholders' belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the survival period until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of QSG and each Shareholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives. For purposes of this Agreement, each statement or other item of information set forth in the

                                       35.

Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by QSG and the Shareholders in this Agreement.

     9.2  INDEMNIFICATION BY QSG AND EACH SHAREHOLDER.

          (a) Subject to the terms and conditions of the Escrow Agreement and this Section 9.2, from and after the Effective Time (but subject to Section 9.1(a)), QSG and each Shareholder, severally and jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from, or as a result of, directly or indirectly: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 and Section 3 or in the Closing Certificates; (ii) any breach of any covenant or obligation of QSG or the Shareholders (including the covenants set forth in Sections 5 and 6);
(iii) any obligation to Silicon Valley Bank relating to its claim to entitlement to a warrant to purchase equity of QSG, or any payment made to Silicon Valley Bank in settlement of any such claim; or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" through "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

          (b) Subject to Section 9.3 below, the amount of Damages that each Shareholder shall be obligated to compensate and reimburse the Indemnitees under this Section 9 shall not exceed the amounts held in the Escrow Fund with respect to such Shareholder.

          (c) QSG and each Shareholder acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation by QSG or the Shareholders, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3 SATISFACTION OF INDEMNIFICATION CLAIM. In the event any Shareholder shall have liability (for indemnification or otherwise) to any Indemnitee under this Section 9, such liability shall be satisfied from the Escrow Fund in accordance with the terms of the Escrow Agreement. Except with respect to liability of either Tom Minick or Todd Fitzwater for claims based on knowing or intentional misrepresentation of representations and warranties by such individual, if the Closing occurs, Parent and Merger Sub agree on behalf of themselves and all other Indemnitees that the Indemnitees sole and exclusive recourse against any Shareholder under this Section 9 shall be against the shares of Parent Common Stock held in escrow with respect to such Shareholder pursuant to the Escrow Agreement. For the purposes of satisfying any liability to the Indemnitee under this Section 9, the shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement shall be valued at $2.8781 per share. Parent shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this
Section 9 from any amount otherwise payable by any Indemnitee to any Shareholder, including any

                                       36.

amount due pursuant to Section 1.5; provided that the amount of any such withholding and deduction shall cause the release of an equivalent value of shares of Parent Common Stock (valued at $2.8781) from the Escrow Fund under the Escrow Agreement. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

     9.4 NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees that he shall not have, exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability for which it or he may become subject under or in connection with this Agreement or the Closing Certificates.

     9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which a Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding then:

          (a) Parent shall have control over the conduct of such defense, including the conduct of discovery and the nature and timing of any motions, including any dispositive motions; provided that the Shareholders shall be entitled to separate counsel at their expense if they reasonably conclude that a conflict of interest makes such separate representation necessary or appropriate;

          (b) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall initially be borne and paid exclusively by such Shareholders out of the Escrow Fund;

          (c) each Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (d) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Shareholders, which will not unreasonably be withheld.

Parent shall give each Shareholder, as the case may be, prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; PROVIDED, HOWEVER, that any failure on the part of Parent to so notify such Shareholder shall not limit any of the obligations of each Shareholder under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.6 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any

                                       37.

successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.  TERMINATION AND ABANDONMENT.

     10.1 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of QSG and Merger Sub, and, in the event that such termination occurs pursuant to
Section 10.1(a), (b), (c) or (d) below, the date on which such termination occurs shall be referred to as the "Termination Date":

          (a)  by mutual written consent of QSG, Merger Sub and Parent;

          (b) by Parent, if a Material Adverse Effect on QSG has occurred since the date of this Agreement;

          (c) by QSG, if a Material Adverse Effect on Parent has occurred since the date of this Agreement (provided that a decrease in the market price of Parent's stock shall not in and of itself be deemed to reflect a Material Adverse Effect on Parent);

          (d) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (e) by QSG if QSG reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of QSG to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (f) by Parent, if there shall have been a violation or breach by any of QSG or the Shareholders of any material agreement, representation or warranty contained in this Agreement which has not been waived by Parent; or

          (g) by QSG, if there shall have been a violation or breach by Merger Sub or Parent of any material agreement, representation or warranty contained in this Agreement which has not been waived by QSG; or

          (h) by Parent, Merger Sub or QSG, if the Effective Time shall not have occurred on or before ninety (90) days after the date of this Agreement.

     10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to this Section 10, written notice thereof shall forthwith be given to each party, and this Agreement shall terminate and be abandoned without further action by QSG, Parent or Merger Sub. If this Agreement is terminated as provided herein:

                                       38.

          (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b) all information received by any party hereto with respect to the business of any other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever; and

          (c) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in Section 6.3 above and this Section 10.2, and except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation by any other party of any representation or warranty or any covenant or agreement made hereunder or pursuant hereto.

     10.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) neither QSG nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) QSG and Parent shall, in all events, remain bound by and continue to be subject to Section 6.3 and
Section 12.

11.  REGISTRATION RIGHTS.

     11.1  REGISTRATION.

          (a) Parent shall use its best efforts to prepare and file with the SEC a registration statement on Form S-3 (or any successor form to Form S-3) for a public resale of the shares of Parent Common Stock issued at the Closing (excluding the shares issuable upon exercise of QSG Options and including shares issuable upon conversion of the Notes and Parent Warrant) within forty-five (45) days after the Closing Date. Parent shall use its best efforts to cause such registration statement to become effective within ninety (90) days of the filing date of such registration statement. Parent shall use its best efforts to cause such registration statement to remain effective for the period ending on the first to occur of (i) the date the distribution described in the registration statement is complete and (ii) the date twenty four (24) months after the date of effectiveness of such registration statement. Notwithstanding the foregoing, Thomas W. Minick, Todd Fitzwater and Petra Capital, LLC shall remain subject to the Lock-Up Agreement, the form of which is attached hereto as EXHIBIT G. No person shall have any rights to sell shares of stock under such registration statement after such time as such holder may take advantage of Rule 144(k) or may sell all of such person's shares of Parent Common Stock within a 90 day period under Rule 144. In the event that Parent shall become unable to use Form S-3, it will use Form S-1 in lieu thereof to satisfy its obligations under this Article 11.

          (b) In the case of any registration pursuant to this Section 11.1, Parent shall keep each person the resale of whose securities are to be registered thereunder (a "Selling

                                       39.

Stockholder") advised of the initiation and completion of such registration. At its expense, Parent will promptly:

               (i) Prepare and file with the SEC the registration statement described in Sections 11.1(a) above and thereafter use its best efforts to cause such registration statement to become effective;

               (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectuses used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

               (iii) Furnish to the Selling Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the securities covered by such registration statement;

               (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Selling Stockholders, PROVIDED that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (v) Notify each Selling Stockholder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (vi) Cause all such shares of Parent Common Stock to be listed on each securities exchange or market system on which similar securities issued by the Parent are then listed; and

               (vii) Provide a transfer agent and registrar for all such shares of Parent Common Stock not later than the effective dates of such registration statements.

          (c) Each Selling Stockholder shall provide Parent with all necessary and reasonable assistance in the preparation and filing of the registration statement required to be prepared and filed by Parent and all other obligations of Parent under this Section 11.1. Parent's obligations under this Section 11.1 are conditioned in all respects on the provision of all necessary and reasonable assistance to Parent by each Selling Stockholder.

     11.2  INDEMNIFICATION.

          (a) Parent agrees to indemnify, to the extent permitted by law, each Selling Stockholder, against all Damages caused by any untrue or alleged untrue statement of material

                                       40.

fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, EXCEPT insofar as the same are caused by or contained in any information furnished in writing to Parent by a Selling Stockholder or by a Selling Stockholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished such Selling Stockholder with a sufficient number of copies of the same.

          (b) In connection with any registration statement in which a Selling Stockholder is participating, each such Selling Stockholder will furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Selling Stockholder; PROVIDED that the obligation to indemnify will be several, not joint and several, among such Selling Stockholders and the liability of each such Selling Stockholder will be in proportion to and limited to the net amount received by such Selling Stockholder from the sale of Parent Common Stock with rights under this
Section 11, pursuant to such registration statement.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          (d) The indemnification provided for under this Section 11 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the Merger. Parent also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Parent's indemnification is unavailable for any reason.

                                       41.

     11.3 CURRENT PUBLIC INFORMATION. Until the rights specified in Sections 11.1(a) are fully exercised or expire, Parent will timely file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC thereunder. Upon written request, Parent will deliver to the Selling Stockholders a written statement as to whether it has complied with such requirements.

     11.4 TERMINATION OF REGISTRATION RIGHTS. Notwithstanding the foregoing provisions of this Section 11, Parent's obligations pursuant to this Section 11 shall terminate upon (a) the expiration of twenty-four months from the effectiveness of the registration statement described in Section 11.1(a) hereof, or (b) if earlier, with respect to a given Selling Stockholder, at the time such Selling Stockholder may sell all of his or her shares of Parent Common Stock within a 90 day period in compliance with Rule 144 under the Securities Act.

     11.5  TRANSFERABILITY OF REGISTRATION RIGHTS.  The rights under this
Section 11 are not transferable by the holder thereof except in connection with (a) a transfer by will or intestacy and (b) estate planning transfers consisting of gifts to members of such holder's immediate family and transfers to trusts for the benefit of such shareholder or members of such holder's immediate family.

     11.6 DELAY OF REGISTRATION. For one period not to exceed sixty (60) days, Parent may delay the filing or effectiveness of the registration statement, or suspend the use of the registration statement (and each Selling Shareholder hereby agrees not to offer or sell any shares of Parent Common Stock pursuant to the registration statement during such period), at any time when Parent, in its reasonable judgment, believes:

          (a) that the filing of a registration statement or the offering or sale of Parent Common Stock pursuant thereto, or the making of any required disclosure in connection therewith, could reasonably be expected to have an adverse effect upon (i) a pending or scheduled offering of Parent's securities, (ii) an acquisition, merger, consolidation, joint venture, equity investment or other potentially significant transaction or event, or (iii) any negotiations, discussions or proposal with respect to any of the foregoing; and

          (b) that the failure to disclose any material information with respect to any of the foregoing could result in a violation of the Securities Act, the Exchange Act or any provision of any state securities law.

     In the event Parent reasonably believes that any of the foregoing circumstances are continuing after such sixty (60) day period, it may extend such sixty (60) day period for one additional thirty (30) day period.

12.  MISCELLANEOUS PROVISIONS.

     12.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

                                       42.

     12.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to QSG's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

     12.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               if to Parent:       Racotek, Inc.
                                   7301 Ohms Lane, Suite 200
                                   Minneapolis, MN 55439
                                   Attn:  Ian Nemerov
                                   Facsimile:  612/832-9383

               With a copy to:     Cooley Godward LLP
                                   5 Palo Alto Square
                                   3000 El Camino Real
                                   Palo Alto, CA  94306
                                   Attn:  Michael J. Sullivan, Esq.
                                   Facsimile:  (650) 849-7400

               if to QSG:          Quicksilver Group, Inc.
                                   10061 Bubb Road, Suite A
                                   Cupertino, CA 95014
                                   Attn:  Thomas W. Minick
                                   Facsimile:  650/347-5985

                                       43.

               With a copy to:     Thoits, Love, Hershberger & McLean
                                   245 Lytton Avenue, Suite 300
                                   Palo Alto, CA 94301
                                   Attn:  Terrence P. Conner
                                   Facsimile:  (650) 325-5572

               if to Shareholders: Tom Minick
                                   605 West Poplar
                                   San Mateo, CA  94402
                                   Facsimile:  650 347-5985

     12.5  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     12.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.8 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     12.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: QSG and its successors and assigns (if any); the Shareholders and his respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: QSG; the Shareholders and other shareholders of QSG (to the extent set forth in Sections 1.5, 1.6, 1.7, 1.9, 6.4, 6.7, 6.9 and 11); Parent; Merger Sub; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     12.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).
The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

                                       44.

     12.11  WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     12.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.14 PARTIES IN INTEREST. Except for the provisions of Sections 1.4 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     12.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     12.16  CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                       45.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.





                                       46.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                       RACOTEK, INC., a Delaware corporation


                                       By: /s/ Michael A. Fabiaschi
                                           -------------------------------
                                       Name:  Michael A. Fabiaschi
                                              ----------------------------
                                       Title: Chief Executive Officer
                                              ----------------------------






                                 SIGNATURE PAGE
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                       QUICKSILVER ACQUISITION CORP.,
                                        a California corporation


                                       By: /s/ Michael A. Fabiaschi
                                           -------------------------------
                                       Name:  Michael A. Fabiaschi
                                              ----------------------------
                                       Title: Chief Executive Officer
                                              ----------------------------





                                 SIGNATURE PAGE
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                       QUICKSILVER GROUP, INC., a California
                                        corporation


                                       By: /s/ Thomas W. Minick
                                           -----------------------------------
                                       Name:  Thomas W. Minick
                                              --------------------------------
                                       Title: Chief Executive Officer
                                              --------------------------------






                                 SIGNATURE PAGE
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                           /s/ Thomas W. Minick
                                           -----------------------------------
                                           Thomas W. Minick






                                 SIGNATURE PAGE
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                           /s/ Todd Fitzwater
                                           -----------------------------------
                                           Todd Fitzwater






                                 SIGNATURE PAGE
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                       PETRA CAPITAL, LLC, a Georgia limited
                                        liability company


                                       By: /s/ Robert A. Smith
                                           -----------------------------------
                                       Name:  Robert A. Smith
                                              --------------------------------
                                       Title: Vice President
                                              --------------------------------






                                 SIGNATURE PAGE
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this EXHIBIT A):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

        (a) the sale, license, disposition or acquisition of all or a material portion of QSG's business or assets;

        (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of QSG (other than common stock issued to employees of QSG, upon exercise of QSG Options or otherwise, in routine transactions in accordance with QSG's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of QSG (other than stock options granted to employees of QSG in routine transactions in accordance with QSG's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of QSG; or

        (c) any merger, consolidation, business combination, reorganization or similar transaction involving QSG.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization) required by this Agreement, any Legal Requirement, any QSG Contract or otherwise to consummate the transactions contemplated hereby.

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, purchase order, letter of engagement, lease, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of QSG and the Shareholders.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, QSG (including any limited liability QSG or joint stock QSG), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GAAP.  "GAAP" shall mean generally accepted accounting principles.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Shareholders shall not be deemed to be an "Indemnitee."

     KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

        (d)  such individual is actually aware of such fact or other matter;
or

        (e) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of such individual's reasonably diligent exercise of such individual's responsibilities related to such fact or other matter.

QSG shall be deemed to have "Knowledge" of a particular fact or other matter if any director, officer, or executive staff member of QSG has Knowledge of such fact or other matter.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificates but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Person's business, assets, liabilities, operations, financial condition or prospects.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

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     QSG CONTRACT.  "QSG Contract" shall mean any Contract:  (a) to which QSG is a party; (b) by which QSG or any of its assets or properties is or may become bound or under which QSG has, or may become subject to, any obligation; or (c) under which QSG has or may acquire any right or interest.

     QSG PROPRIETARY ASSET. "QSG Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to QSG or otherwise used by QSG.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.





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